October  18, 1994

Mr. Herbert Aronson
150 Central Park South
Apt. 506
New York, New York  10019

Dear Herb:

Reference is hereby made to both the Employment Agreement, dated as of December 31,
1990 and the Renewal and Extension Letter, dated June 30, 1992, between yourself as the
Employee and Salant Corporation.

We have mutually agreed to amend the Employment Agreement, effective January 1, 1995, as follows:

     The first sentence of Section 3 of the Employment Agreement is hereby amended as follows:

     "3.  Employment Period.      The period of the Employee's
employment (the
"Employment Period") shall commence on January 1, 1995 and shall end on December 31,
1996."

     Section 4 of the Employment Agreement is hereby deleted in its entirety and is substituted with the following therefore:

     "4.  Compensation.        During the Employment Period,
Salant shall pay to the
Employee as compensation for his services:
          (a) a salary at the rate of $365,000 per annum for the 1995 fiscal year; and a salary at the rate of $380,000 per annum for the 1996 fiscal year, payable in equal semi-monthly installments.
          (b) A bonus, in accordance with attached Exhibit 1. Each bonus shall be paid by Salant to the Employee within ninety (90) days after the end of the fiscal year of Salant for which such bonus is payable. If the employment of the Employee is terminated under
Section 11 or otherwise than "for cause" as defined in Section 10, or if the fiscal year of Salant is changed so that the termination of the Employment Period is not on the last day of Salant's fiscal year, the bonus amount payable under this Section 4 shall be the amount to which the Employee would have been entitled thereunder had his employment continued for the full fiscal year, prorated by the proportion that the number of months of the employment of the Employee hereunder completed during that fiscal year (as rounded to the nearest month) bears to twelve (12)."

     Section 7 is hereby deleted in its entirety and is substituted with the following therefore:

"  7.     Consulting Period.
     (a) Upon the termination of the Employment Period on December 31, 1996, unless sooner terminated under Section 10 or Section 11, the Employee shall cease to be an employee of Salant and the Employee hereby agrees to become a consultant (as an
independent contractor and not as an employee) to Salant, and Salant so agrees to retain the
Employee for a five (5) year period commencing on January 1, 1997 and ending on
December 31, 2001 (the "Consulting Period").   There shall not be
a Consulting Period if the
Employment Period is terminated under Section 10 or Section 11. As a consultant, the
Employee shall render such consulting services to Salant during the Consulting Period as
Salant may reasonably request, subject to the following:
          (i) the Employee shall only be required to render such consulting services in
New York, New York and the Employee shall not be required to render such consulting services for more than fifty-four (54) complete business days in any fiscal year of Salant during the Consulting Period;
          (ii) Salant shall pay to the Employee on the last day of each and every month during the Consulting Period the sum of $8,333.33 per month during the Consulting Period, provided, however, that if Salant elects to call on the Employee for more than fifty-four (54) complete days of consulting during any fiscal year of the Consulting Period, and the
Employee renders such services, it will pay Employee an additional sum of $1,800 per day for each day of consulting in excess of fifty-four (54) in such fiscal year. The Employee has the right to decline to perform consulting services in excess of fifty-four (54) days in any fiscal year; once the Employee has worked fifty-four (54) days in any fiscal year the $1,800 per day shall commence and be paid to the Employee on the last day of each month during said fiscal year for the number of days so worked by the Employee; and
          (iii) the noncompetition covenant contained in Section 9 shall remain in full force and effect throughout the Consulting Period and the Employee agrees to be bound thereby.
     (b) At any time the Employee may elect to terminate the Consulting Period (or, if during the Employment Period, to eliminate the Consulting Period), in each case effective on ninety (90) days prior written notice to Salant (or upon the termination of the Employment
Period, as the case may be). If such election is made, upon the termination of the last of the Employment Period or the Consulting Period, the Employee shall not be required to observe and comply with the noncompetition covenant contained in Section 9 herein, and Salant shall not be required to make any further payments to the Employee after termination of the
Consulting Period or Employment Period, as the case may be, except for salary, bonus or consulting fees accrued but unpaid to such termination date, and upon such payment, this
Agreement shall terminate."

     The first sentence of Section 9 of the Employment Agreement is hereby deleted and substituted with the following therefore:

     "Subject to the provisions of Section 7 of this Agreement, the Employee agrees, as a separate and independent covenant which is of the essence of this Agreement, that in the event the Employee shall cease to remain in the employ of Salant for any reason other than the wrongful discharge of the Employee or other substantial breach of this Agreement by
Salant, the Employee will not, for a period commencing with the date of such termination of employment and concluding on December 31, 2001, without express written approval in each case of the Board of Directors of Salant (or any corporation succeeding to a substantial portion of its assets), engage, or be otherwise directly or indirectly interested, (i) as an individual, (ii) as a director, officer, employee, consultant, independent contractor or other similar capacity, (iii) by acting through or with any other person, firm or corporation, or (iv) by owning any stock or having any other interest in such a business other than a corporation listed on a national securities exchange in which the Employee and members of his family, directly or indirectly, own less than 1% of the outstanding stock, in the business of manufacturing and/or selling men's shirts, ties, scarves or other neckwear items, belts, suspenders and small leather goods (hereinafter called the "Products") anywhere in the United
States of America, its territories and possessions, or sell or solicit orders for the Products from any customer, either for himself or on behalf of any other person, firm, partnership, association or corporation."

     Section 11(c) is hereby deleted in its entirety and is substituted with the following therefore:

     "(c)  Further Payments.
          (i) In the event that the Employment Period hereunder is terminated because of death or disability of the Employee as provided in (a) or (b) above, Salant agrees to pay the Employee or his estate (i) any sums accrued but unpaid as of the date of termination of the Employment Period; and (ii) the sum of $50,000 a year, in equal monthly installments on the last day of each month, for a period of five (5) years commencing on the date of such termination of the Employment Period. If such termination is caused by the disability of the Employee, such payment shall only be made so long as the Employee continues to comply with the noncompetition agreement contained in Section 9, hereof.
          (ii) In the event that the Consulting Period hereunder is terminated because of death or disability of the Employee as provided in (a) or (b) above, Salant agrees to pay the Employee or his estate (i) any sums accrued but unpaid as of the date of termination of the
Consulting Period; and (ii) the sum of $50,000 a year, in equal monthly installments on the last day of each month, for the remaining balance of the Consulting Period had it not been so terminated. If such termination is caused by the disability of the Employee, such payments shall only be made so long as the Employee continues to comply with the noncompetition agreement contained in Section 9 hereof."

     Section 12(a) is hereby deleted in its entirety and is substituted with the following therefore:

     "12.  Change in Control.
          (a) In the event of a "change in control" of Salant (defined in accordance with
Section 12(b) below) during the Employment Period (but not during the Consulting Period) and if Employee is not then in material default in the performance of his obligations under this Agreement, Employee shall have the right to elect to terminate his obligation to render services under this Agreement by notice in writing to Salant. In the event he elects to do so, Salant shall pay the Employee, as severance pay, in a lump sum (on the later of the date of Employee's termination of employment or five days after the delivery to Salant of Employee's written notice of his election to terminate his employment) the salary (not including bonus or the value of any fringe benefits) to be paid for the remainder of the Employment Period (and not including the Consulting Period), but in no event less than the salary (not including bonus or the value of any fringe benefits) for six months. In the event Employee elects to terminate the Employment Period under this Section 12, there shall then commence, for a five (5) year period, the Consulting Period, as to which the provisions of Sections 7 and 9 above shall apply.
          (b) The "change in control" that shall be the precondition for the exercise of the Employee's rights under this Section 12 shall be defined in the same manner, and the
Employee's right to terminate his employment shall be exercisable under the same circumstances, as shall be provided for in the employment contract of Salant's Chief
Executive Officer."

     Salant Corporation's address, as referenced in Section 16 of the Employment
Agreement is hereby deleted in its entirety and substituted with the following therefore:
     "Salant Corporation
     1114 Avenue of the Americas, 36th Floor
     New York, New York  10036
     Attention:  Todd Kahn, Esq."

Except as specifically set forth herein, the Employment Agreement remains in full force and effect and is hereby ratified, confirmed and approved. The Employment Agreement, as modified by this letter, is the only agreement that governs the terms of your employment.
Effective January 1, 1995, all other letters, agreements and memorandum are hereby null and void.

If the foregoing correctly sets forth our mutual agreement, please sign and return to me the attached copies of this letter.



                              Very truly yours,

                              SALANT CORPORATION

                              By: /s/ Nicholas P. DiPaolo

                                   Nicholas P. DiPaolo
                                   Chairman of the Board,
                                   President and CEO




Accepted and Agreed To:

By:  /s/ Herbert R. Aronson
         Herbert R. Aronson

Date: 10/21/94